Exhibit 19.1

POLICY STATEMENT

ON

CONFIDENTIAL INFORMATION AND SECURITIES TRADING

BY ELECTRO-SENSORS, INC. PERSONNEL

(January 2003)

SUMMARY

Both federal securities laws and the policy of Electro-Sensors, Inc. (“ESI” or the “Company”) prohibit transactions in Company stock at a time when you may be in possession of material information about the Company that has not been publicly disclosed.  You are similarly prohibited from buying or selling the stock of Company customers or vendors when you have received, through your employment or other relationship with ESI, material non‑public information about that customer or vendor.  These prohibitions also apply to members of your household as well as all others whose transactions may be attributable to you.  Anyone who violates these prohibitions can face staggering civil and criminal penalties.

Material information is any information which a reasonably prudent investor would consider to be important in making a decision to buy or sell a security.  It certainly includes any information which would affect the public market price for the Company’s stock.  Either positive or negative information may be material.  Once a public announcement has been made of the material information, you should wait at least 24 hours following the announcement before engaging in any market trade of Company stock (e.g., announcement at 10:00 a.m. on Monday, trade at 10:00 a.m. on Tuesday; announcement at 2:00 p.m. on Friday, trade at 2:00 p.m. on Monday), assuming at the time of the transaction you do not have other material information that has not been made public.

Securities laws and Company policy also prohibit disclosure of material non‑public information except on a need‑to‑know basis.  Even if you are not engaging in any stock trading activity, you must not disclose material information to others, especially to those outside the Company.  This information is owned by the Company and must be protected as such.  Any questions from brokers, securities analysts or the media regarding the Company should be directed to the Chief Financial Officer.

For further information and guidance, please refer to the entire Policy Statement set forth below or contact the Chief Financial Officer.

The Need For a Policy Statement

The Company’s stock is publicly‑traded; therefore, the Company is required to take active steps to prevent violations of insider trading laws by Company personnel.  Although insider trading has long been illegal, over the years Congress has expanded the enforcement authority of the Securities and Exchange Commission (“SEC”) and the Justice Department, increased substantially the penalties for insider trading, and created new potential liability for companies and other “controlling persons,” such as directors, for violations by company personnel.

We are adopting this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with ESI (because anyone with material non‑public information should be considered an "insider").  We have all worked hard to establish our reputation for integrity and ethical conduct.  We cannot afford to have it damaged.

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The Consequences

The consequences of insider trading violations can be disastrous:

For individuals who trade on inside information (or tip information to others):

°           A civil penalty of up to three times the profit gained or loss avoided;

°           A criminal fine (no matter how small the profit) of up to $1 million; and

°           A jail term of up to ten years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

°           A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the individual’s violation; and

°           A criminal penalty of up to $2.5 million.

In addition, any employee or consultant who violates the Company’s confidential information and securities trading policy faces discipline or even termination of employment for cause.  Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Our Policy

If a Company director, officer, employee or representative has material non‑public information relating to the Company (so‑called “inside” information of a nature that could affect its stock price or affect an investor’s decision to buy or sell the Company’s stock), it is our policy that neither that person nor any related person residing in the home of the individual who has inside information may buy or sell Company securities or engage in any other action to take advantage of, or to pass on to others, that information.  Please note that you need not be an employee or a director to be an insider.  This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course of the individual’s employment or other relationship with ESI.

Transactions that on the surface may be necessary or justifiable for independent reasons (such as the need to sell Company stock to raise money for an emergency expenditure) are no exception.  Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information.  Material information is any information that a reasonably prudent investor would consider important in a decision to buy, hold or sell stock.  In short, any information that could reasonably affect the price of the stock is deemed to be material.

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Examples.  Common examples of information that will frequently be regarded as material include the following:  sales or revenue, sales or revenue growth, bookings, bookings growth, projections of future earnings or losses; changes in previously disclosed projections where the changes have not been made public; news of a pending or proposed merger, acquisition, or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies, the declaration of a stock split or the offering of additional securities; changes in management; impending bankruptcy or financial liquidity problems; and, as previously indicated, the gain or loss of a substantial customer or supplier.  Either positive or negative information may be material.

20/20 Hindsight.  Remember, if your securities transactions become the subject of scrutiny, they will be viewed after‑the‑fact with the benefit of hindsight.  As a result, before engaging in any securities transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions By Family Members.  The very same restrictions apply to your family members and others living in your household.  Company personnel are expected to be responsible for compliance by their immediate family and personal household.

Disclosing Information To Others.  Whether the information is proprietary information about the Company or one of its customers, or information that could have an impact on the price of Company’s or its customer’s stock, Company personnel must not pass the information on to others.  The above penalties apply whether or not you derive any benefit from another’s actions.  In order to prevent unintentional disclosure, all inquiries and requests for information regarding the Company or the Company’s customers (e.g., from the media, stockbrokers or securities analysts) should be referred to the Chief Financial Officer.

When Information Is Public.  As you can appreciate, it is also improper for Company personnel to enter a trade immediately after ESI has made a public announcement of material information, including earnings releases.  Because Company shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transactions until at least 24 hours after the information has been released.  Thus, if an announcement is made at 10:00 a.m. on Monday, 10:00 a.m. on Tuesday generally would be the first time you should trade, assuming you do not have other material information that has not been made public.  If an announcement is made at 2:00 p.m. on Friday, the first time trading would be permitted would generally be at 2:00 p.m. on the following Monday.  Trades may be made during the window period starting at least 24 hours following the release of earnings information and ending on the last trading day of the second month following the end of the quarter, provided you have no further material nonpublic information.

Pre-Clearance of All Trades and all Stock Option Exercises

To provide assistance in avoiding even the appearance of an improper transaction (which could result, for example, where a person engages in a trade while unaware of a pending major development), all transactions in ESI stock (stock option grants or exercises, acquisitions, dispositions, transfers, etc.) by officers, directors, general managers and other certain key financial people must be pre‑cleared by the Chief Financial Officer (952-930-0100).  If you contemplate a transaction, you should contact the Chief Financial Officer in advance.  Transactions by the Chief Financial Officer shall be pre-cleared by the Chief Executive Officer.

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Additional Discouraged Transactions

ESI strongly discourages Company personnel from engaging in any of the following activities with respect to ESI securities:

1.        Trading in Company securities on a short‑term basis.  Any Company stock purchased in the open market must be held for a minimum of six months.  (Note that the SEC’s short‑swing profit rule already prevents directors and executive officers from selling any Company stock within six months of a purchase.)  Stock received upon exercise of a stock option granted pursuant to a Stock Option Plan which is registered with the Securities & Exchange Commission on a Form S-8 need not be held for six months.  Such stock may be sold at anytime, assuming the trading window is open and you do not have any material nonpublic information.

2.         Purchases on margin or short sales.  Employees should not “margin” ESI stock, whether for the purchase of ESI stock or any other securities.  Employees should also not “sell short” ESI stock (a “short sale” is a sale of shares which the seller does not own but expects to purchase in the future at a lower price).

3.         Buying or selling puts or calls on ESI securities.  Employees should not buy or sell “puts” or “calls” on ESI securities.

 Rule 10b5-1 Trading Arrangements

Notwithstanding the restrictions set forth elsewhere in this Insider Trading Policy, transactions by Company personnel which satisfy the following criteria will not be prohibited:

1.         The purchase or sale must occur pursuant to any of the following:

(a)        a binding contract to purchase or sell the security;

(b)        instructions to another person to purchase or sell the security for the instructing person’s account; or

(c)        a written plan for trading securities;

which is delivered in writing to the Company’s Chief Financial Officer during a trading window defined by the Insider Trading Policy, provided the person proposing such contract, instruction or plan is not then aware of any material, nonpublic information concerning the Company and the first transaction pursuant to the contract, instruction or plan does not take place until at least 10 calendar days after delivery to the Company’s Chief Financial Officer.

2.         The contract, instruction or plan referenced in paragraph 1 above must comply with at least one of the following:

(a)        The contract, instruction or plan specified the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.

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(b)      The contract, instruction or plan included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or

(c)        The contract, instruction or plan did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan did exercise such influence must not have been aware of any material nonpublic information of the Company when doing so.

For purposes of the foregoing paragraphs 1 and 2, the following definitions shall apply:

(a)        “Amount” means either a specified number of shares or other securities or a specified dollar value of securities.

(b)        “Price” means the market price on a particular date or a limited price, or a particular dollar price.

(c)        “Date” means, in the case of a market order, the specific day of the year on which the order is to be executed (or as soon thereafter is as practicable under ordinary principals of best execution), or in the case of a limit order, a day of the year on which the limit order is enforced.

Additional Requirements

Company personnel who adopt a contract, instruction or plan meeting the criteria of paragraphs 1 and 2 above may not thereafter deviate from the plan or engage in any corresponding or hedging transaction or positions.  Amendments to the contract, instruction or plan are permitted, however, during the trading windows provided by the Insider Trading Policy, provided at the time of such amendment the individual undertaking the amendment does not have any material, non-public information regarding the Company.  Company personnel will remain responsible for all Rule 144 provisions including the volume and aggregation requirements of Rule 144.  In addition, Company personnel must effect in a timely manner all filings under Section 16 of the Securities Exchange Act of 1934.

The Company may chose to publicly announce any contract instruction or plan adopted pursuant to Rule 10b5-1.  Such public disclosure may be included in the Company’s proxy statement, press releases or on the Company’s web site.

Certification

Company personnel will be required on an annual basis to certify their understanding of and intent to comply with this Policy Statement.

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Company Assistance

            Any person who has any general questions about this Policy Statement or questions about specific transactions should contact the Chief Financial Officer.  Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you.  In this regard, it is imperative that you use your best judgment.

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Certification

            The undersigned hereby certifies that he or she has read and understands, and agrees to comply with, the Company’s Policy Statement on Confidential Information and Securities Trading By Electro-Sensors, Inc. Personnel, a copy of which was received by the undersigned.

Date:

       Signature

                       Name (please print)

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DIRECTOR AND EXECUTIVE OFFICER ADDENDUM

to

Policy Statement

on

Confidential Information and Securities Trading

by Electro-Sensors, Inc. Personnel

(January 2003)

INTRODUCTION

In addition to the provisions of the attached Policy Statement on Confidential Information and Securities Trading by Electro-Sensors, Inc. Personnel, all ESI directors, “officers” (defined similar to “executive officers”) and more-than‑10% shareholders (collectively referred to as “Section 16 Individuals”) are subject to Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the “Exchange Act”).  Also, each person who owns more than 5% of the outstanding stock of ESI is subject to Section 13 of the Exchange Act.  In light of Sections 16 and 13, and the new SEC reporting rules under Section 16, the Company has adopted certain additional policies with respect to transactions in ESI securities by directors and executive officers.

SECTION 16

Liability.  Section 16 applies to directors, executive officers and more‑than‑10% shareholders of the Company.  In general, Section 16(b) provides that any profit realized on a purchase and a sale of Company stock within a six‑month period is recoverable by the Company.  For this purpose, it does not matter whether the purchase or the sale occurs first.  It is not necessary for the same shares to be involved in each of the matched transactions.  Losses cannot be offset against gains.  Transactions are paired so as to match the lowest purchase price and the highest sale price within a six‑month period, resulting in the maximum amount of profit.  Good faith on the part of the insider is no defense.  If the Company itself does not press a claim, a claim for recovery of the profit may be asserted by any shareholder for the benefit of the Company.

There are many types of transactions which constitute a “purchase” or a “sale” for Section 16 purposes in addition to normal open market transactions.  The receipt of an option, warrant or other right to acquire common stock (a “derivative security”) is generally a purchase unless received under plans meeting certain requirements.  Many unusual corporate reorganizations may be “purchases” or “sales.”  “Beneficial” ownership for Section 16 purposes may include indirect ownership, for example, through trusts or estates.  In some circumstances, stock held by close relatives of a person may be considered to be owned beneficially by such person, and a purchase (or sale) by one individual may be matchable with a sale (or purchase) by his close relative to produce a recoverable profit.  The provisions also apply to stock registered in a street name.

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Reports. As a supplement to the profit recapture provisions of Section 16(b), Section 16(a) provides beneficial ownership reporting provisions.  Reports may be due even though the reported change in beneficial ownership is not a transaction of a type which can be matched for Section 16(b) purposes.

Within 10 days of a person becoming an officer, director or 10% shareholder of an Exchange Act reporting company, such person must file an Initial Statement of Beneficial Ownership of Securities, or a Form 3, as it is more commonly known, with the SEC.  A Form 3 Report is a statement by each reporting person of the amount of his or her beneficial ownership of each class of non-derivative securities (e.g., common stock) and derivative securities (e.g., options and warrants) of the Company.  Generally, an individual is deemed a “beneficial owner” of a security if the individual has or shares the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.  Special rules apply for the application of the beneficial ownership definition to trust holdings and transactions.  In stating the amount of securities owned indirectly through a partnership, corporation, trust or other entity, the reporting person may report the entire amount owned by such entity or, alternatively, his or her proportionate interest in the securities beneficially owned by that entity.

Under current rules, each insider must file his or her own individual report on Form 4 with the SEC on the second business day after most transactions, including the following:

•         Purchases and sales

•         Stock option exercises

•         Stock option grants

•         Restricted stock grants

•         Other grants, awards and other acquisitions from the company previously exempted by Rule 16b-3(d)

•         Dispositions to the Company that satisfy the requirements of Rule 16b-3(e), which includes (i) shares delivered to pay tax withholding amounts or an option exercise price, (ii) options surrendered in an option repricing and (iii) sales of shares

•         Discretionary transactions pursuant to employee benefit plans previously exempted by Rule 16b-3(f) where you control a trade date

•         Small acquisitions from the Company

A Form 5 must be filed each year (within 45 days after the end of the Company’s fiscal year) by officers, directors and 10% owners to report any exempt transactions and to report failures to file previously due reports.  A primary purpose of the Form 5 is to promote compliance with Section 16 by requiring insiders to report any transactions which had not been  reported during the year.  At year‑end officers and directors who have no Form 5 items to report will be required to provide their companies with a written representation that no Form 5 filing is due (i.e., there are no unreported transactions).

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Power of Attorney.  It should be noted that even if an individual is unable personally to sign a Form 4 or 5 (e.g., if you are out of town), the SEC permits the form to be signed by another without a prior or simultaneous filing of a power of attorney as long as a power is sent “as soon as practicable” thereafter.  In order to enable the Company to prepare and file the Forms 4 on a timely basis, it is imperative that you sign and return immediately the enclosed power of attorney if you have not previously signed one.

Short Sales.  In addition to the foregoing, Section 16(c) prohibits the Company’s directors, officers and more‑than‑10% shareholders from making “short sales” of any equity security of the Company.  A “short sale” is a sale of securities which the seller does not own at the time or, if owned, securities that will not be delivered for a period longer than 20 days after the sale are prohibited.

SECTION 13

All more‑than‑5% shareholders of the Company are required to file initial reports under Section 13 of the Exchange Act.  Follow up reports will be required if any material changes in their shareholdings occur.  Those persons who are already five percent shareholders must file a Schedule 13G 45 days after the first calendar year-end when they become subject to this requirement.  Additional filings on Schedule 13G are due on each succeeding February 14 if there has been a change in the reported information during the year.  No filing is required where a change in the percentage of shares owned by a reporting person is caused solely be a change in the number of outstanding shares.  Material changes in shareholdings in the interim will trigger additional Schedule 13D filing requirements.

ADDITIONAL PROHIBITED TRANSACTIONS

It is ESI’s policy that: (1) ESI directors and executive officers should not “margin” ESI stock, whether for the purchase of ESI stock or any other securities; and (2) the Company’s directors and executive officers should not buy or sell puts or calls with respect to ESI securities.

PRE‑CLEARANCE OF ALL TRADES

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), all transactions in ESI stock (stock option exercises or grant acquisitions, dispositions, transfers, etc.) by directors and executive officers must be pre‑cleared by the Chief Financial Officer.  If you contemplate a transaction, you should contact the Chief Financial Officer in advance.  The Chief Financial Officer’s transactions shall be pre-cleared by the Chief Executive Officer.

ANNUAL CERTIFICATION

Directors and executive officers may be required, on an annual basis, to certify compliance with the attached Policy Statement on Confidential Information and Securities Trading by ESI Personnel and with the additional provisions of this Director and Executive Officer Addendum.

DO NOT FORGET:  ALL TRANSACTIONS IN ESI

STOCK BY DIRECTORS AND EXECUTIVE

 OFFICERS MUST BE PRE‑CLEARED BY

 CONTACTING THE COMPANY’S

CHIEF FINANCIAL OFFICER.

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Certification

The undersigned hereby certifies that he or she has read and understands, and agrees to comply with, the Company’s Policy Statement on Confidential Information and Securities Trading By Electro-Sensors, Inc. Personnel, together with the Director and Executive Officer Addendum thereto, a copy of which was received by the undersigned.

Date:

       Signature

                       Name (please print)

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